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Malvern Bancorp, Inc. Appoints Experienced Accountant to its Board

Cynthia Felzer Leitzell is partner and president of Leitzell & Economidis PC, a full-service firm of certified public accountants.

PAOLI, Pa., April 1, 2016 (GLOBE NEWSWIRE) -- Malvern Bancorp, Inc. (Nasdaq: MLVF) (the “Company”), parent company of Malvern Federal Savings Bank (the “Bank”), announced that at its Board meeting on March 31, 2016, the Corporation named Cynthia Felzer Leitzell (Cindy) to the boards of directors of the Company and the Bank effective immediately. Cindy is a partner and president of Leitzell & Economidis PC, a full-service firm of Certified Public Accountants located in Media, PA.

Cindy was appointed to fill the vacancy created by the resignation of Ralph K. Packard from the boards of the Company and the Bank, which was effective as of March 17, 2016. While Cindy was appointed to serve until the expiration of Mr. Packard’s elected term in 2019, as previously disclosed, the Company’s board has adopted resolutions to submit to shareholders at the 2017 annual meeting that would, among other things, declassify the Company’s board so that each director will be elected to a one-year term at the 2017 annual meeting. It is contemplated that Cindy will stand for election to a one-year term at the 2017 annual meeting.

Cindy was also appointed chair of the audit committee of the Company’s board of directors.

Cindy has served as chairman of the board of the Chester Water Authority since 2012. She also served two four-year elected terms as Delaware County controller. Previously, she was a partner with Rudney Solomon Cohen & Felzer PC, a full-service accounting and auditing firm in located in Broomall, PA.

“Cindy is an outstanding addition to Malvern’s board,” said Anthony C. Weagley, President and CEO of Malvern Bancorp, Inc. and Malvern Federal Savings Bank. “Her experience in audit and accounting adds depth of experience to the board, and her experience and years of leadership and community involvement will greatly benefit Malvern Bancorp and Malvern Federal Savings as we continue our impressive turnaround.”

Cindy is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the Government Finance Officers Association.

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital, Rehoboth Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at https://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.